Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

October 9 2025

Quantum Computing, Inc.

5 Marine View Plaza, Suite 214

Hoboken, New Jersey 07030

RE: EightCo Holdings Inc.’s Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to you, Eightco Holdings Inc., a Delaware corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-3ASR filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Registration Statement “). The Registration Statement relates to the resale, from time to time, by the selling stockholders named therein (the “Selling Stockholders”) of up to an aggregate of 189,587,329 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 178,284,653 shares of Common Stock (the “PIPE Shares”) issued by the Company in a private placement (the PIPE Financing”) pursuant to those certain securities purchase agreements, each dated September 8, 2025 (the “Purchase Agreements”); (ii) 6,646,855 shares of Common Stock (the “Pre-Funded Warrant Shares”) issuable upon exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued in connection with the PIPE Financing, each with an exercise price of $0.001 per share; (iii) 3,855,821 shares of Common Stock (the “Placement Agent Warrant Shares”) issuable upon exercise of warrants (the “Placement Agent Warrants” and, together with the Pre-Funded Warrants, the “Warrants”) issued to R.F. Lafferty & Co., Inc. (the “Placement Agent”) and its designees in connection with the PIPE Financing, each with an exercise price of $1.752 per share; and (iv) 800,000 shares of Common Stock (the “Seller Note Shares”) issued pursuant to that certain Seller Note Termination Agreement (the “Termination Agreement”) between the Company and the holders of convertible promissory notes (the “Seller Notes”) originally issued in connection with the Company’s acquisition of Forever 8 Fund, LLC in September 2022, under which the holders converted all remaining outstanding principal and accrued interest under the Seller Notes into the Seller Note Shares. The Securities Purchase Agreements, the Pre-Funded Warrants, the Placement Agent Warrants, the Termination Agreement, and the Seller Notes are referred to herein collectively as the “Transaction Documents,” and the PIPE Shares, Pre-Funded Warrant Shares, Placement Agent Warrant Shares, and Seller Note Shares are referred to herein collectively as the “Shares.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following:

(a)	the Certificate of Incorporation of the Company;

(b)	the Amended and Restated Bylaws of the Company;

(c)	certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares;

(d)	the Registration Statement and all exhibits thereto;

(e)	the Transaction Documents; and

(f)	such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon the foregoing and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that (i) the PIPE Shares and the Seller Shares have been duly authorized and are validly issued, fully paid, and non-assessable; (ii) the Pre-Funded Warrant Shares and the Placement Agent Warrant Shares have been duly authorized and, when issued upon exercise in accordance with their terms, will be validly issued, fully paid, and non-assessable; ; and (iii) the Warrants constitute legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion expressed herein is limited to those matters governed by the laws of the State of New York and the General Corporation Law of the State of Delaware. This opinion letter is limited to the laws in effect as of the date hereof and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP